Exhibit 99.1
For Immediate News Release
July 27, 2011
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2011 OPERATING RESULTS
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2011 was $43,373,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.49 for the quarter ended June 30, 2011, compared to EPS of $0.61 for the comparable period of 2010, a decrease of 19.7%. For the six months ended June 30, 2011, EPS was $0.84 compared to $1.49 for the comparable period of 2010, a per share decrease of 43.6%.
The decrease in EPS for the quarter and six months ended June 30, 2011 from the prior year periods is due primarily to a decrease in real estate sales and related gains in 2011, offset partially by an increase in Net Operating Income (“NOI”) from communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) per share for the quarter ended June 30, 2011 increased 8.7% to $1.13 from $1.04 for the comparable period of 2010. FFO per share for the six months ended June 30, 2011 increased 10.0% to $2.21 from $2.01 for the comparable period of 2010. Adjusting for the non-routine items detailed in Attachment 14, FFO per share for the three and six months ended June 30, 2011 would have increased by 12.9% and 10.1%, respectively from the prior year periods.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Our second quarter results reflect the underlying strength in rental housing fundamentals despite modest economic growth. Continued improvement in our operating portfolio and an increase in development deliveries during the second half of this year support our outlook for strong growth in FFO in 2011 over the prior year.”
The Company’s results for the three months ended June 30, 2011 exceeded its outlook provided in early June 2011 (the “Outlook”). The outperformance is due primarily to better than expected NOI driven by the timing of operating expenses, offset in part by expensed acquisition costs. Details of the Company’s actual results compared to the Outlook follows:
Second Quarter 2011 Results
Comparison to June 2011 Outlook

Per Share
Projected FFO per share (1)	$1.11
Community NOI	0.04
Acquisition costs and other	(0.02)

FFO 2Q 2011 Reported Results	$1.13

(1)	Represents the mid-point of the Company’s June 2011 Outlook.
Operating Results for the Quarter Ended June 30, 2011 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $23,843,000, or 10.8%, to $244,859,000. For Established Communities, rental revenue increased 4.5%, attributable to an increase in average rental rates of 4.8%, offset by a decrease in Economic Occupancy of 0.3%. Total revenue for Established Communities increased $7,472,000 to $174,728,000. Operating expenses for Established Communities decreased $1,417,000, or 2.5%, to $55,240,000. Accordingly, NOI for Established Communities increased by 8.0%, or $8,888,000, to $119,487,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2011 compared to the second quarter of 2010:
Q2 2011 Compared to Q2 2010

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	5.3%	(2.9)%	10.5%	18.6%
Metro NY/NJ	3.6%	(2.0)%	6.4%	27.7%
Mid-Atlantic/Midwest	4.8%	1.5%	6.1%	16.4%
Pacific NW	4.0%	(1.8)%	6.4%	4.5%
No. California	6.1%	(3.3)%	10.3%	19.2%
So. California	2.9%	(7.1)%	8.7%	13.6%
Total
Total	4.5%	(2.5)%	8.0%	100.0%
Total

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2011 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $40,861,000, or 9.3% to $480,666,000. For Established Communities, rental revenue increased 4.1% due to an increase in average rental rates of 4.3%, offset by a decrease in Economic Occupancy of 0.2%. Total revenue for Established Communities increased $13,648,000 to $345,882,000. Operating expenses for Established Communities decreased $1,471,000, or 1.3% to $112,230,000. Accordingly, NOI for Established Communities increased by $15,118,000, or 6.9%, to $233,652,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010:
YTD 2011 Compared to YTD 2010

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	4.7%	(1.4)%	8.6%	19.2%
Metro NY/NJ	3.8%	(0.5)%	5.9%	27.7%
Mid-Atlantic/Midwest	4.6%	(1.4)%	7.1%	16.3%
Pacific NW	3.0%	1.5%	3.6%	4.4%
No. California	5.1%	(2.2)%	8.4%	19.6%
So. California	2.2%	(3.1)%	5.2%	12.8%

Total	4.1%	(1.3)%	6.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development Activity
During the second quarter of 2011, the Company commenced development of three communities: Avalon Garden City, located in Garden City, NY, Avalon Andover, located in Andover, MA and Avalon Exeter, located in Boston, MA. These three communities will contain 506 apartment homes and will be developed for an estimated Total Capital Cost of $205,400,000.
During the second quarter of 2011, the Company completed one community, Avalon at the Pinehills II, located in Plymouth, MA, containing 91 apartment homes for a Total Capital Cost of $17,600,000.
During the second quarter of 2011 the Company acquired two land parcels for an aggregate purchase price of approximately $33,276,000 for the development of 808 apartment homes.
In July 2011, the Company acquired two additional land parcels for an aggregate purchase price of approximately $22,600,000 for the development of 658 apartment homes.
The Company anticipates starting construction in 2011 on three of the four land parcels acquired.
Redevelopment Activity
During the second quarter of 2011, the Company commenced the redevelopment of Avalon at Nob Hill, located in San Francisco, CA. Avalon at Nob Hill contains 185 apartment homes and will be redeveloped for an estimated Total Capital Cost of $5,800,000, excluding costs incurred prior to redevelopment.
During the second quarter of 2011, the Company completed the redevelopment of two communities, Avalon Summit, located in Quincy, MA, and Avalon at Decoverly, located in Rockville, MD. These communities contain 809 apartment homes and were redeveloped for $15,200,000, excluding costs incurred prior to redevelopment.
Acquisition/Disposition Activity
During the second quarter of 2011, the Company completed an exchange of assets with UDR, Inc. (“UDR”). The transaction included exchanging a portfolio of three communities and a parcel of land owned by the Company for a portfolio of six UDR communities and $26,000,000 in cash. The Company’s portfolio consisted of two properties and a small land parcel located in metropolitan Boston and one property located in San Francisco. The UDR portfolio is located in Southern California (Los Angeles, Orange County and San Diego).
As part of the transaction, the Company assumed a $55,400,000 fixed-rate mortgage loan with a 5.24% interest rate and a maturity date of June 2013. In exchange, the Company relinquished a $55,800,000 mortgage loan with a 5.86% fixed interest rate that matures in May 2019. Excluding one-time transaction costs, the Company expects the asset exchange will be modestly accretive to FFO per share in 2011.
Also during the second quarter of 2011, the Company acquired Fairfax Towers for its wholly-owned portfolio. Fairfax Towers is a high-rise community consisting of 415 apartment homes, located in Falls Church, VA, and was acquired for a purchase price of $89,200,000. In conjunction with this acquisition, the Company assumed the existing 4.75% fixed-rate mortgage loan of $44,044,000, which matures in August 2015.
Transaction costs for the asset exchange and acquisition of Fairfax Towers were approximately $1,000,000. These one-time charges are reflected in the Company’s second quarter 2011 earnings.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Investment and Investment Management Fund Activity
During the second quarter of 2011, AvalonBay Value Added Fund II, L.P. (“Fund II”, a private, discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired Yale Village Townhomes, a garden-style community consisting of 210 townhomes located in Rockville, MD. The community was acquired for a purchase price of $49,500,000, or approximately $236,000 per townhome.
As of June 30, 2011, Fund II has invested $624,443,000. Fund II’s investment period ends August 26, 2011, subject to pending transactions.
Financing, Liquidity and Balance Sheet Statistics
At June 30, 2011, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility.
The Company expects to enter into a new unsecured credit facility in the third quarter of 2011 to replace its existing unsecured credit facility, which is scheduled to expire in November 2011. The new unsecured credit facility is expected to have a capacity of approximately $750,000,000. The Company expects that the interest rate, upfront fees and recurring fees for the new unsecured credit facility will be higher than the expiring facility, but will be consistent with market terms.
At June 30, 2011, the Company had $360,234,000 in unrestricted cash and cash in escrow. The cash in escrow is primarily available for development activity.
Unencumbered NOI as a percentage of total NOI generated by real estate assets for the six months ended June 30, 2011 was 70%. Interest Coverage for the second quarter of 2011 was 3.2 times.
New Financing Activity
In November 2010, the Company commenced its second continuous equity offering program (“CEP II”), under which the Company can issue up to $500,000,000 of common stock during a 36-month period. During the three months ended June 30, 2011, the Company sold 553,856 shares at an average price of $130.56 per share, for net proceeds of $71,225,000. From inception of CEP II through June 30, 2011, the Company had issued 2,234,598 shares at an average price of $118.91 per share for net aggregate proceeds of $261,729,000. In July 2011, the Company issued 256,167 shares at an average price of $127.90 per share, for net proceeds of $32,271,000.
Capital Markets Activity
In April 2011, the Company entered into $430,000,000 of forward starting interest rate swaps where the Company has agreed to pay a fixed rate of interest in exchange for a floating rate of interest at a future date. These swaps were transacted to reduce the Company’s exposure to fluctuations in interest rates on future debt issuances, and are not expected to impact the Company’s 2011 operating results.
Third Quarter 2011 Financial Outlook
The Company expects EPS in the range of $0.44 to $0.47 and expects Projected FFO per share in the range of $1.15 to $1.18 for the third quarter of 2011.
The Company provided its full year 2011 outlook in February and again in June which incorporated the planned fourth quarter 2011 sale of an operating community subject to a long-term ground lease. The sale would have resulted in a non-cash increase in the Company’s 2011 full year operating income of approximately $0.10 per share. While the Company is marketing this asset for sale, completion of a sale transaction prior to the end of the year is unlikely.
Accordingly the Company now expects full year 2011 EPS to be within a range of $1.85 to $2.00 and Projected FFO per share to be within a range of $4.60 to $4.75.
The Company’s third quarter and full year 2011 outlook does not include the impact of expensed acquisition costs for acquisitions to occur in the remainder of 2011, if any.
The Company expects to release its third quarter of 2011 earnings on October 31, 2011 after the market closes. The Company expects to hold a conference call on November 1, 2011 at 1:00 PM ET to discuss the third quarter 2011 results.
Third Quarter 2011 Conference/Event Schedule
The Company is scheduled to participate in the Bank of America Merrill Lynch Global Real Estate Conference in New York, NY, on September 8, 2011. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Other Matters
The Company will hold a conference call on July 28, 2011 at 1:00 PM ET to review and answer questions about this release, its second quarter 2011 results, the Attachments (described below) and related matters. To participate in the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from July 28, 2011 at 6:00 PM ET to August 2, 2011 at 11:59 PM ET, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 81121457. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of June 30, 2011, the Company owned or held a direct or indirect ownership interest in 195 apartment communities containing 56,516 apartment homes in ten states and the District of Columbia, of which 13 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research, at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2011 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Net income attributable to common stockholders	$43,373	$51,125	$73,713	$123,648
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	64,240	58,593	127,434	115,605
Distributions to noncontrolling interests, including discontinued operations	7	14	13	27
Gain on sale of previously depreciated real estate assets	(7,675)	(21,929)	(7,675)	(72,220)

FFO attributable to common stockholders	$99,945	$87,803	$193,485	$167,060

Average shares outstanding — diluted	88,196,438	84,245,105	87,597,981	83,247,995

Earnings per share — diluted	$0.49	$0.61	$0.84	$1.49

FFO per common share — diluted	$1.13	$1.04	$2.21	$2.01

The Company’s results for the three and six months ended June 30, 2011 and the comparable prior year periods include the non-routine items outlined in the following table:
Non-Routine Items
Decrease (Increase) in Net income and FFO
(dollars in thousands)

	Q2	YTD	Q2	YTD
	2011	2011	2010	2010
Severance and related costs (1)	$(400)	$(400)	$(1,550)	$(1,550)
Interest income on escrow	—	(2,478)	—	—
Acquisition costs	958	958	—	—
Joint venture acquisition costs	337	370	60	209
Severe weather costs (2)	—	—	—	672
Excise Taxes	—	—	—	30
Legal settlement proceeds, net	—	—	(927)	(927)

Total non-routine items	$895	$(1,550)	$(2,417)	$(1,566)

Weighted average dilutive shares outstanding	88,196,438	87,597,981	84,245,105	83,247,995

(1)	Amounts for 2011 and 2010 relate to the reduction of accrued severance costs.

(2)	Costs relate to severe winter weather experienced on the East Coast in the first quarter of 2010.
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2011 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range
Projected EPS (diluted) — Q3 2011	$0.44	$0.47
Projected depreciation (real estate related)	0.71	0.71

Projected FFO per share (diluted) — Q3 2011	$1.15	$1.18

Projected EPS (diluted) — Full Year 2011	$1.85	$2.00
Projected depreciation (real estate related)	2.84	2.84
Projected gain on sale of operating communities	(0.09)	(0.09)

Projected FFO per share (diluted) — Full Year 2011	$4.60	$4.75

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2011	2010	2011	2010	2011	2010

Net income	$43,192	$51,066	$30,537	$26,668	$73,728	$123,432
Indirect operating expenses, net of corporate income	7,701	7,849	7,027	7,978	14,729	15,080
Investments and investment management expense	1,341	1,047	1,191	712	2,532	2,086
Expensed acquisition, development and other pursuit costs	1,353	443	651	1,057	2,004	947
Interest expense, net	45,855	41,458	44,271	46,948	90,126	83,999
General and administrative expense	8,145	4,041	7,292	6,870	15,437	12,936
Joint venture loss (income)	(395)	(463)	(503)	(397)	(898)	(689)
Depreciation expense	62,894	57,317	61,260	60,575	124,154	113,250
Gain on sale of real estate assets	(7,675)	(21,929)	—	(1,854)	(7,675)	(72,220)
(Income) loss from discontinued operations	91	(35)	106	80	197	(1,813)

NOI from continuing operations	$162,502	$140,794	$151,832	$148,637	$314,334	$277,008

Established:
New England	$27,006	$24,451	$25,482	$25,839	$52,488	$48,331
Metro NY/NJ	33,153	31,168	31,559	31,745	64,712	61,080
Mid-Atlantic/Midwest	22,404	21,121	21,643	21,760	44,047	41,109
Pacific NW	6,349	5,965	6,140	5,796	12,489	12,055
No. California	18,182	16,491	17,386	16,179	35,568	32,820
So. California	12,393	11,403	11,955	11,522	24,348	23,139

Total Established	119,487	110,599	114,165	112,841	233,652	218,534

Other Stabilized	21,133	14,844	18,778	18,563	39,910	27,804
Development/Redevelopment	21,882	15,351	18,889	17,233	40,772	30,670

NOI from continuing operations	$162,502	$140,794	$151,832	$148,637	$314,334	$277,008

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2010 through June 30, 2011 or classified as held for sale at June 30, 2011). A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Income (loss) from discontinued operations	$(91)	$35	$(197)	$1,813
Depreciation expense	26	162	65	324

NOI (NOL) from discontinued operations	$(65)	$197	$(132)	$2,137

NOI from assets sold	—	262	—	2,259
NOL from assets held for sale	(65)	(65)	(132)	(122)

NOI (NOL) from discontinued operations	$(65)	$197	$(132)	$2,137

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2011	2010	2011	2010
Rental revenue (GAAP basis)	$174,651	$167,158	$345,669	$331,996
Concessions amortized	414	1,552	987	3,682
Concessions granted	(188)	(804)	(317)	(1,710)

Rental revenue (with concessions on a cash basis)	$174,877	$167,906	$346,339	$333,968

% change — GAAP revenue		4.5%		4.1%

% change — cash revenue		4.2%		3.7%
Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2011 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2011 are as follows (dollars in thousands):

Net income attributable to common stockholders	$43,373
Interest expense, net	45,855
Depreciation expense	62,894
Depreciation expense (discontinued operations)	26

EBITDA	$152,148

EBITDA from continuing operations	$144,538
EBITDA from discontinued operations	7,610

EBITDA	$152,148

EBITDA from continuing operations	$144,538

Interest expense, net	$45,855

Interest coverage	3.2

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2011 is as follows (dollars in thousands):

NOI for Established Communities	$233,652
NOI for Other Stabilized Communities	39,910
NOI for Development/Redevelopment Communities	40,772
NOI for discontinued operations	(132)

Total NOI generated by real estate assets	314,202
NOI on encumbered assets	95,785

NOI on unencumbered assets	218,417

Unencumbered NOI	70%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year. Therefore, for 2011, Established Communities are consolidated communities that have stabilized operations as of January 1, 2010 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.